October 2007	Pricing Sheet dated October 24, 2007 relating to
Amendment No. 1 to Preliminary Terms No. 383 dated September 27, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
PLUS based on the Barron’s 400SM Index due January 20, 2009
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – OCTOBER 24, 2007
Issuer:		Morgan Stanley
Maturity date:		January 20, 2009
Underlying index:		Barron’s 400SM Index
Aggregate principal amount:		$10,500,000
Payment at maturity:
If final index value is greater than initial index value,
$10 + ($10 x 200% x index percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $10.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		333.94, the index closing value of the Barron’s 400 Index on the pricing date
Final index value:		The index closing value of the Barron’s 400 Index on the index valuation date, January 15, 2009, subject to adjustment for certain market disruption events
Leverage factor:		200%
Maximum payment at maturity:		$11.85 (118.5% of the stated principal amount)
Stated principal amount:		$10
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		October 24, 2007
Original issue date:		October 31, 2007 (5 business days after the pricing date)
CUSIP:		617475223
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per PLUS	$10	$0.15	$9.85
	Total	$10,500,000	$157,500	$10,342,500
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

The Barron’s 400SM Index is proprietary to Dow Jones & Company, Inc.  “Dow Jones” is a service mark of Dow Jones & Company, Inc.  “Barron’s” and “Barron’s 400” are service marks of Dow Jones L.P.  The service marks have been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the PLUS.  Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Terms No. 383 dated September 27, 2007
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.